Exhibit 99.1

CONTACTS:

Investor Relations:

Carole Curtin

carole.curtin@twtelecom.com

303-566-1000

Time Warner Telecom Announces First Quarter 2004 Results

LITTLETON, Colo. — April 28, 2004 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its first quarter 2004 financial results, including $161.6 million in revenue, $52.0 million in EBITDA1, and a net loss of $(38.8) million.

Highlights for the Quarter

For the quarter ending March 31, 2004 the Company (growth comparisons are to the same period last year) –

•	Grew enterprise revenue $12 million, which was offset by a reduction in carrier and related party revenue of $12 million and a reduction in intercarrier compensation of $3 million

•	Produced EBITDA of $52 million and EBITDA margin of 32%

•	Grew buildings on the Company’s network by 20%

•	Grew customers by 21%

•	Invested $32 million in capital expenditures

•	Used $5 million in cash, marketable securities and investments, and

•	Completed a $440 million refinancing of debt

“This continues to be a challenging environment for us, however, I believe we are on the right path with our current initiatives,” said Larissa Herda, Time Warner Telecom’s, Chairman, CEO and President. “The growth in enterprise revenue demonstrates the success of our efforts with this customer segment, but until our enterprise revenue growth outpaces the contraction in our carrier business and overall pricing pressures, our view of overall revenue growth is one of cautious optimism. We continue to focus on success with our enterprise customers, especially with our data and Internet products.”

Results from Operations

Revenue

Revenue for the quarter was $161.6 million, as compared to $165.0 million for the same period last year, representing a $3.4 million decrease. The primary components of the change year over year included:

•	$12.0 million net increase in revenue from enterprise customers, primarily from the sale of data and Internet services

•	$9.9 million net decrease from carriers and ISPs. Revenue from WorldCom decreased $4.4 million, net of a favorable $2.3 million settlement[2] recognized in the current quarter. Revenue from other carriers and ISPs decreased $5.5 million primarily due to a reduction in services being purchased and price reductions

•	$2.1 million net decrease from related parties, primarily due to a decrease in transport services being purchased by their Internet-related businesses

•	$3.4 million decrease in intercarrier compensation due primarily to lower minutes of use and lower rates which became effective in mid-2003

By product line, the percentage change in revenue for the first quarter over the same period last year was as follows:

•	17% increase for data and Internet services due to success with Ethernet and IP product sales

•	4% decrease for switched services, primarily due to resolution of a customer dispute in the first quarter of 2003, and a decrease in contract termination revenue

•	3% decrease for dedicated transport services, primarily due to disconnects, partly offset by WorldCom settlement revenue

Excluding the settlement and all other revenue from WorldCom, the change in revenue for the first quarter over the same period last year included a 37% increase for data and Internet revenue, nearly flat revenue for switched services and a 4% decrease for transport services. (See Page 11 for reconciliation to GAAP reported numbers.)

Disconnects

The Company continues to experience a high level of service disconnections, which resulted in the loss of $2.4 million of monthly revenue for the quarter versus $2.9 million for the fourth quarter of 2003. This compares to a loss of monthly revenue of $3.7 million for the first quarter of 2003, of which $1.7 million was related to WorldCom.

EBITDA and Margins

EBITDA for the quarter was $52.0 million, reflecting a 7% increase from the same period last year. Excluding the settlement2 related to WorldCom of $2.7 million in the first quarter of 2004, EBITDA increased 1% to $49.3 million.

EBITDA margin was 32% for the quarter as compared to 29% for the same period last year. Excluding the settlement referenced above, EBITDA margin was 31% for the first quarter of 2004.

Gross margin, both with and without the settlement referenced above, was 60% for the current quarter and for the same period last year. The Company utilizes a fully burdened gross margin, including network costs, national IP backbone costs and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Net Loss

The Company reported a net loss of $(38.8) million, or $(.34) per share, for the quarter, compared to a net loss of $(33.3) million or $(.29) per share for the same period last year. The increase in the net loss primarily relates to $8.9 million of deferred loan costs and related fees which were expensed in the current quarter in conjunction with a refinancing which occurred in February (see below).

Other Operating Highlights

In February, the Company completed an offering of $440 million of senior notes. The net proceeds from the senior notes were used to retire the Company’s senior secured credit facility and for other general corporate purposes. “The net effect of the refinancing was to eliminate near-term principal amortization by delaying certain debt maturities,” said David Rayner, Time Warner Telecom’s Senior Vice President and Chief Financial Officer. “In addition, the repayment of our bank debt removed certain restrictive financial covenants, providing us added operational and strategic flexibility.”

The senior notes offering consisted of:

•	$240 million of second priority senior secured floating rate notes at LIBOR plus 400 basis points, due 2011, guaranteed on a senior secured basis by the Company and certain of its subsidiaries; and

•	$200 million of senior notes at 9.25%, due 2014, guaranteed on a senior unsecured basis, by the Company and certain of its subsidiaries

In addition, the Company entered into a $150 million five year senior secured revolving credit facility that is available for general corporate purposes, but is presently undrawn.

Network Investments

Capital expenditures were $31.5 million for the quarter, compared to $22.4 million for the same period in 2003. In 2004, the Company expects capital expenditures to be $150 to $175 million, which includes costs for continued expansion of its network, the addition of more buildings to the network, and infrastructure for new products.

Summary

“We continue to focus on growing our enterprise revenues as well as stabilizing our carrier revenues,” said Herda. “Our strategy to focus on enterprise customers has resulted in a 44% increase in our enterprise revenue over the past two years and we are encouraged by the growth prospects of our data and Internet services. We remain focused on rational, long-term growth and profitability,” concluded Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on April 29 at 8:00 a.m. MT (10:00 a.m. ET). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

[1]	EBITDA is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, interest income, investment gains and losses, income tax expense and cumulative effect of change in accounting principle. (See a discussion below of EBITDA under “Financial Measures”.)
[2]	WorldCom, Inc. (now MCI, Inc.), the Company’s largest customer in 2003, discontinued a significant amount of services they purchased from the Company as a result of their bankruptcy proceedings in 2003. WorldCom and the Company negotiated a settlement in 2003 to resolve a number of open disputes and claims relating to the bankruptcy. The balance of these disputes and claims were resolved in the first quarter of 2004, resulting in recognition of $2.3 million in previously deferred revenue and an adjustment of $0.4 million of expense.

Financial Measures

The Company provides financial measures generated using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends. These measures include EBITDA, which is a widely recognized metric of operating performance and liquidity. EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating charges to earnings. Management uses EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. EBITDA is reconciled to Net Loss, the most comparable GAAP measure to EBITDA, within the Consolidated Operating Highlights on page 6.

The Company uses recurring revenue to enhance the comparability of its revenue performance between periods (see page 10 for reconciliation to GAAP Revenue). The Company presented EBITDA, gross margins, EBITDA margins and recurring revenue without the impact of reciprocal compensation settlements and certain other cost savings to enhance comparability of those measures between periods. Due to the significant positive impact of the Company’s settlement with WorldCom, Inc., the Company has presented its selected operating statistics on page 10, both as reported and net of the settlements as well as a reconciliation between the two, in order to assist in understanding the impact of the settlement and the Company’s performance during the quarter net of the impact of that event.

Forward Looking Statements

The statements in this press release concerning the outlook for 2004 and beyond, including expansion plans, growth prospects, increased sales force, service disconnects, pricing pressures and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. These risks include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2003 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations in 44 U.S. metropolitan areas that require telecommunications intensive services. One of the country’s premier competitive telecom carriers, Time Warner Telecom integrates data, dedicated Internet access, and local and long distance voice services for long distance carriers, wireless communications companies, incumbent local exchange carriers, and such enterprise organizations as healthcare, finance, higher education, manufacturing, hospitality, state and local government, and military. Please visit www .twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1) (2)

	Three Months Ended March 31,
	2004	2003	Growth %
Revenue
Dedicated transport services	$84,160	$86,512	-3%
Switched services	38,113	39,891	-4%
Data and Internet services	28,424	24,304	17%

	150,697	150,707	0%
Intercarrier compensation (3)	10,952	14,306	-23%

Total Revenue	161,649	165,013	-2%

Expenses
Operating costs	64,317	66,367	-3%

Gross Margin	97,332	98,646	-1%
Selling, general and administrative	45,312	49,980	-9%

EBITDA	52,020	48,666	7%

Depreciation, amortization and accretion	56,813	54,110

Operating Income (Loss)	(4,793)	(5,444)
Interest expense	(35,822)	(26,340)
Interest income	1,319	1,625
Investment gains and (losses), net	690	—

Net loss before income taxes	(38,606)	(30,159)
Income tax expense	225	225

Loss before cumulative effect of change in accounting principle	(38,831)	(30,384)
Cumulative effect of change in accounting principle (4)	—	2,965

Net Loss	$(38,831)	$(33,349)

Capital Expenditures	$31,548	$22,373	41%

Gross Margin	60%	60%

EBITDA Margin	32%	29%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	See Page 9 for selected operating statistics.
(3)	Intercarrier Compensation includes switched access and reciprocal compensation.
(4)	Reflects implementation of Statement of Financial Accounting Standards No. 143 “Asset Retirement Obligations”.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended March 31,
	2004	2003
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	115,515	114,928

Basic and Diluted Loss per Common Share	$(0.34)	$(0.29)

	As of March 31,
	2004	2003
Common shares (thousands)
Actual Shares Outstanding	115,670	114,930

Options (thousands)
Options Outstanding	19,417	17,807

Options Exercisable	11,046	7,662

Options Exercisable and In-the-Money	1,507	20

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	March 31, 2004	December 31, 2003
Cash and Marketable Debt Securities	$470,159	$478,593
Receivables	54,600	57,980
Less: allowance	(14,850)	(15,011)

Net receivables	39,750	42,969
Other current assets	31,874	32,925
Investments	3,895	—
Property, plant and equipment	2,245,131	2,215,523
Less: accumulated depreciation	(907,506)	(852,276)

Net property, plant and equipment	1,337,625	1,363,247
Other Assets	94,544	88,149

Total	$1,977,847	$2,005,883

Current Liabilities
Accounts payable	$34,922	$40,096
Deferred revenue	25,912	29,053
Accrued taxes, franchise and other fees	71,532	72,951
Accrued interest	18,995	35,078
Accrued payroll and benefits	19,008	28,402
Current portion of debt and lease obligations	1,476	525
Other current liabilities	90,539	92,109

Total current liabilities	262,384	298,214

Long-Term Debt and Capital Lease Obligations
Floating rate Senior secured notes	240,000	—
9.25% Senior unsecured notes	200,000	—
9.75% Senior unsecured notes	400,000	400,000
10.125% Senior unsecured notes	400,000	400,000
Senior secured debt	—	396,000
Capital lease obligations	10,189	7,908
Less: current portion	(1,476)	(525)

Total long-term debt and capital lease obligations	1,248,713	1,203,383
Other Long-Term Liabilities	6,627	6,487
Stockholders’ Equity	460,123	497,799

Total	$1,977,847	$2,005,883

Summary of Cash, Marketable Debt Securities and Investments:
Cash and Marketable Debt Securities	$470,159	$478,593
Investments	3,895	—

	$474,054	$478,593

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2003				2004
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:
Route Miles
Metro	11,075	11,170	11,345	11,582	11,998
Regional	6,694	6,694	6,694	6,694	6,694

Total	17,769	17,864	18,039	18,276	18,692

Fiber Miles
Metro	602,988	604,668	614,942	624,034	626,873
Regional	237,277	269,759	274,459	274,459	273,963

Total	840,265	874,427	889,401	898,493	900,836

DS-O Equivalents (000s) (2)	17,974	17,798	18,444	18,726	19,783

Buildings (3)
On-net	3,616	3,677	3,854	4,152	4,350
Type II	9,173	10,087	10,662	11,934	12,502

Total	12,789	13,764	14,516	16,086	16,852

Networks
Class 5 Switches	41	41	41	41	41
Soft Switches	12	12	12	12	12

Headcount
Total employees	1,916	1,932	2,010	2,009	1,982
Sales Account Executives	259	275	289	300	286

Customers	7,598	7,994	8,420	8,878	9,209

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Each DS-O equivalent provides 64 kilobits per second of bandwidth.
(3)	Buildings “On-net” represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for switched services, with a leased service from the Company’s distribution ring to the customer location.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2003								2004
	Sept. 30 (Note 2)					Dec. 31 (Note 2)			Mar. 31 (Note 2)
	Mar. 31	Jun. 30	As Reported	WorldCom Settlement	Net of Settlement	As Reported	WorldCom Settlement	Net of Settlement	As Reported	WorldCom Settlement	Net of Settlement
Financial Metrics: (1), (2)
Revenue ($000)
Dedicated transport services	$86,512	$88,842	$94,066	$2,824	$91,242	$91,618	$4,125	$87,493	$84,160	$1,660	$82,500
Switched services	39,891	36,433	38,957	95	38,862	37,508	—	37,508	38,113	(25)	38,138
Data and Internet services	24,304	24,131	25,700	2,245	23,455	30,441	5,048	25,393	28,424	675	27,749

Subtotal	150,707	149,406	158,723	5,164	153,559	159,567	9,173	150,394	150,697	2,310	148,387
Intercarrier Compensation	14,306	13,366	9,842	—	9,842	9,811	—	9,811	10,952	—	10,952

Recurring Revenue	165,013	162,772	168,565	5,164	163,401	169,378	9,173	160,205	161,649	2,310	159,339
Reciprocal Compensation settlements (“R.C.”)	—	—	3,863	—	3,863	—	—	—	—	—	—

Total Revenue	$165,013	$162,772	$172,428	$5,164	$167,264	$169,378	$9,173	$160,205	$161,649	$2,310	$159,339
Operating Costs	66,367	65,463	66,631	—	66,631	65,861	—	65,861	64,317	—	64,317
Selling, general and administrative	49,980	47,152	31,162	(15,128)	46,290	44,631	—	44,631	45,312	(400)	45,712

EBITDA	$48,666	$50,157	$74,635	$20,292	$54,343	$58,886	$9,173	$49,713	$52,020	$2,710	$49,310

EBITDA Reconciliation ($000)
As Reported	$48,666	$50,157	$74,635	$20,292	$54,343	$58,886	$9,173	$49,713	$52,020	$2,710	$49,310
Less: Reciprocal compensation settlements	—	—	(3,863)	—	(3,863)	—	—	—	—	—	—

Without Reciprocal Compensation settlements (2)	$48,666	$50,157	$70,772	$20,292	$50,480	$58,886	$9,173	$49,713	$52,020	$2,710	$49,310

Capital Expenditures ($000)	$22,373	$27,885	$34,529	—	$34,529	$44,910	—	$44,910	$31,548	—	$31,548

Gross Margin (2)
As Reported	60%	60%	61%	n/a	60%	61%	n/a	59%	60%	n/a	60%
Without Reciprocal Compensation settlements	60%	60%	60%	n/a	59%	61%	n/a	59%	60%	n/a	60%
EBITDA Margin (2)
As Reported	29%	31%	43%	n/a	32%	35%	n/a	31%	32%	n/a	31%
Without Reciprocal Compensation settlements	29%	31%	42%	n/a	31%	35%	n/a	31%	32%	n/a	31%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	The Company separately presents EBITDA, gross margin and EBITDA margin and recurring revenue without reciprocal compensation settlements and WorldCom settlements to help enhance comparability of these measures between periods. Total Revenue represents the revenue reported on a GAAP basis.

Time Warner Telecom Inc.

Reconciliation of Revenue without WorldCom Inc.

Unaudited (1)

	Quarter Ended March 31, 2004				Quarter Ended March 31, 2003				Percentage Change
	As Reported	WorldCom (2)		Net of WorldCom	As Reported	WorldCom (2)		Net of WorldCom	As Reported	Net of WorldCom (2)
		Settlement	Other			Settlement	Other
Revenue ($000)
Dedicated transport services	$84,160	$1,660	$4,797	$77,703	$86,512	—	$5,832	$80,680	-3%	-4%
Switched services	38,113	(25)	128	38,010	39,891	—	1,706	38,185	-4%	0%
Data & Internet services	28,424	675	19	27,730	24,304	—	4,131	20,173	17%	37%
Intercarrier compensation	10,952	—	2,269	8,683	14,306	—	3,101	11,205	-23%	-23%

Total Revenue	$161,649	$2,310	$7,213	$152,126	$165,013	—	$14,770	$150,243	-2%	1%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	WorldCom, the Company’s largest customer in 2003, discontinued a significant amount of services they purchased from the Company as a result of their bankruptcy proceedings.

The Company separately presents revenue without WorldCom revenue (settlement and all other revenue) to help view the trends in the business without the impact of the WorldCom bankruptcy.